GREENLIGHT CAPITAL RE, LTD.
2023 OMNIBUS INCENTIVE PLAN

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered into as of the date of the grant of the Option set forth below (the “Date of Grant”) by and between Greenlight Capital Re, Ltd. (the “Company”), and the participant named below (“Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Greenlight Capital Re, Ltd. 2023 Omnibus Incentive Plan (the “Plan”).

Participant:	Greg Richardson
Address:	65 Market St, Camana Bay P.O. Box 31110, KY1-1205 Grand Cayman, Cayman Islands
Total Option Shares:	250,000
Exercise Price Per Share:	U.S.$11.20
Date of Grant:	4 January 2024

1. Grant of the Option. The Company hereby grants to the Participant an Option to purchase the total number of Shares set forth above as the “Total Option Shares” (“Option Shares”) at the “Exercise Price Per Share” set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2.   Vesting and Exercise Period.

2.1    Provided that the Participant’s Termination does not occur prior to the applicable Vesting Date (as defined below), the Option will become vested and exercisable with respect to 50,000 of the Option Shares thereto on the first five anniversaries of the Date of Grant until the Option is 100% vested on the fifth anniversary of the Date of Grant (each anniversary of the Date of Grant referred to as a “Vesting Date” and the fifth anniversary of the Date of Grant referred to as the “Final Vesting Date”). Except as provided in Section 3 of this Agreement, in the event of the Participant’s Termination prior to the Final Vesting Date, any unvested portion of the Option shall be immediately forfeited and terminate on the Participant’s Termination (and for the avoidance of doubt, the Option is only exercisable to the extent it is vested).

2.2    The Option shall expire on the Expiration Date (defined below) or earlier as provided in Section 2.1 or 3 of this Agreement or, if applicable, pursuant to the terms of the Plan.

3.    Termination.

3.1    If the Participant incurs a Termination for Cause (as defined in the Employment Agreement by and between the Company, Greenlight Reinsurance, Ltd. (the “Employer”) and the

Participant, dated as of November 3, 2023 (the “Employment Agreement”)), the Option, whether or not vested, shall terminate and cease to be exercisable.

3.2    If the Participant incurs a Termination due to his death or Disability, any unvested portion of the Option shall terminate and be immediately forfeited, and any vested portion of the Option shall remain exercisable until ten years from the Date of Grant above (the “Expiration Date”).

3.3    If the Participant incurs a Termination by the Employer without Cause or by the Participant for Good Reason (as defined in the Employment Agreement), subject to the Participant signing a release of claims as required in the Employment Agreement, any unvested portion of the Option shall become immediately vested and any vested portion of the Option (including the portion which becomes vested pursuant to this Section 3.3) shall remain exercisable until the Expiration Date.

3.4    Upon a Change in Control that occurs prior to a Termination, any unvested portion of the Option shall vest immediately and shall remain exercisable until the Expiration Date.

3.5    If the Participant incurs a Termination for any other reason, the unvested portion of the Option shall automatically terminate and cease to be exercisable and the vested portion of the Option shall remain exercisable by the Participant until the Expiration Date.

3.6    Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company, the Employer or any Affiliate, or limit in any way the right of the Company, the Employer or any Affiliate to terminate the Participant’s employment, with or without Cause.

4.    Manner of Exercise.

4.1    To exercise any part of the Option, the Participant (or in the case of exercise after the Participant’s death or Disability, the applicable representative of the estate of the Participant (such as the Participant’s executor, administrator, heir or legatee, as the case may be) or the Participant’s duly appointed representative) must deliver to the Company an executed stock option exercise agreement in the form as may be approved by the Committee from time to time (the “Exercise Agreement”), which shall set forth, inter alia, (i) the Participant’s (or the Participant’s applicable representative) election to exercise the all or part of the Option, (ii) the number of Option Shares being purchased, (iii) any restrictions imposed on the Option Shares, (iv) any representations, warranties and agreements regarding the Participant’s (or the Participant’s applicable representative) investment intent and access to information as may be required by the Company to comply with applicable securities laws and (v) whether the Shares shall be certificated or held in book-form. If someone other than the Participant exercises all or part of the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise all or part of the Option. All or part of the Option may not be exercised unless all necessary regulatory approvals have been obtained (if relevant), all relevant documentation has been submitted to the Company and duly executed, where relevant and such exercise is in compliance with all applicable securities laws and all regulatory and other applicable laws of the Cayman Islands or any other relevant jurisdiction, as they are in effect on the date of exercise.

4.2    The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Option Shares being purchased, which may be made by the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of Shares having a value equal to the Exercise Price for the number of Shares being purchased; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of Shares underlying the Option so exercised, reduced by (ii) the number of Shares equal to (A) the aggregate Exercise Price of the Option for the number of Shares being purchased divided by (B) the Fair Market Value on the date of exercise).

4.3    Additionally, at the time of exercise, the Participant shall pay to the Company such amount as the Company deems necessary to satisfy its obligation to withhold any applicable income or other taxes incurred by reason of the exercise of all or part of the Option granted hereunder. The Participant may satisfy any such tax withholding obligation relating to the exercise or acquisition of the Option Shares by any of the following means (in addition to the Company’s right to withhold or to direct the withholding from any compensation paid to the Participant by the Company or by an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Option Shares hereunder (and payment therefor) subject to the terms of Section 16 of the Plan.

5.    Issuance of Shares. Except as otherwise provided in the Plan or this Agreement, as promptly as practicable after receipt of such written notification of exercise, full payment of the Exercise Price, receipt of all regulatory consents, as appropriate, and any required income tax withholding, the Company shall issue or transfer to the Participant the number of Shares with respect to all or part of the Option have been so exercised (less Shares withheld in satisfaction of tax withholding obligations, if any), and shall deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name (unless the Participant elects to have the Company hold the Shares in book-form) or, in the case of death or Disability, as directed by the Participant’s or the estate of the Participant’s, authorized representative, provided such direction is in accordance with all relevant laws.

6.    Company; Participant.

6.1    The term “Company” as used in this Agreement with reference to employment shall include the Company and its Affiliates, if any, as appropriate.

6.2    Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

7.    Non-Transferability. No part of the Option is transferable by the Participant otherwise than to a designated beneficiary upon death or by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by him. No assignment or transfer of all or part of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the all or part of the Option, as is relevant, shall terminate and become of no further effect.

8.    Rights as Shareholder. The Participant or a transferee of all or part of the Option shall have no rights as shareholder with respect to any Option Shares until he shall have become the holder of record of such shares, and no adjustment shall be made for dividends or distributions or other rights in respect of Option Shares for which the record date is prior to the date upon which he shall become the holder of record thereof.

9.    Adjustments. The Option may be adjusted or terminated in any manner as contemplated by the Plan.

10.    General Compliance. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not exercise all or part of the Option, and that the Company will not be obligated to issue or transfer any Shares to the Participant hereunder, if the exercise hereof or the issuance or transfer of such Option Shares shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or a violation of the terms and conditions of the Company’s Memorandum and Articles of Association. Any determination in this connection by the Committee shall be final, binding and conclusive.

10.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him at his address as recorded in the records of the Company.

11.    Binding Effect. Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

13.    Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

12.  Clawback. Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Option shall also be subject to the Greenlight Capital Re, Ltd. Clawback Policy adopted on March 3, 2023, and as further amended from time to time.

13. Nonqualified Stock Option. No part of the Option granted hereunder is not intended to be an Incentive Stock Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Participant has executed this Agreement, effective as of the Date of Grant.

GREENLIGHT CAPITAL RE, LTD.	PARTICIPANT

By: /s/ Faramarz Romer	/s/ Greg Richardson

Faramarz Romer	Greg Richardson
Chief Financial Officer